Exhibit 99.1

Dear Shareholders and Holders of Warrants of Catcher Holdings, Inc:

Catcher Holdings, Inc., at the direction of its Board of Directors, is amending the offer made to you on October 11, 2006, by increasing the number of shares purchasable under the Series E Warrant to be 100% of the shares originally purchasable under your exercised Warrant as shown on the table below:

Warrant Series	Warrant Price	Reduced Warrant Price	Series E Warrant

Series A	$1.50	$1.00	No Warrant.
Series B	$2.00	$1.00	Warrant for 100% of Warrant Shares purchasable under such Series B Warrant.
Series C	$2.50	$1.25	Warrant for 100% of Warrant Shares purchasable under such Series C Warrant.
Series D	$3.50	$1.75	Warrant for 100% of Warrant Shares purchasable under such Series D Warrant.

To be eligible for the reduced exercise price and Series E Warrant, you must execute and return to the Company no later than 5 p.m. Eastern Time on November 3, 2006, each of the following:

1.	A fully executed Warrant Exercise Form indicating your election to exercise at least 50% of such series of Warrants held by you as of the date of your election;
2.	Your original executed Warrants; and
3.	Payment of the full Warrant Price for your Warrants.

Please note that those holders who have already exercised their Warrant pursuant to our earlier offer will also receive this increased Warrant coverage. The other terms of the October 11, 2006 offer remain unchanged.

If you have questions specific to the warrant offer, please contact Denis McCarthy, Vice President of Finance, Catcher Holdings, Inc., 39526 Charlestown Pike, Hamilton, VA 20158; Tel: (925) 949-8309, Cell: (781) 962-6430, Fax: (925) 887-6747

MILESTONES

This has been a month of milestones for Catcher Holdings, Inc. and we would like to remind you of a few of those.

Mass Production Units Shipping: We have begun shipping mass production units of the CATCHER™ device and expect to continue shipments through the end of the year. This marks a significant step in the transition of the company from a development stage enterprise to an operating company. The Company has received additional orders from VARs for CATCHER™ devices that will be tested by U.S. government agencies;

Another Successful Tradeshow: International Security Conference East (ISC) was another successful tradeshow event for the CATCHER™ device, generating dozens of new and interesting leads. This came right on the heels of successful exhibitions at the ASIS show in San Diego in September and the AUSA show in Washington D.C.;

Multiple Magazine Interviews: Our President, Chuck Sander, participated in several recent interviews with members of the press. Articles are anticipated over the next month or two;

Amendment to SB-2 Filed with the SEC: Amendment No. 3 to our Registration Statement on Form SB-2 has been filed with the SEC and we anticipate a response from the SEC soon;

Passed Military Standard 810F Tests: The CATCHER™ device has passed the 810F Military Standards testing;

We are very proud of our Catcher team for helping us to achieve these major milestones. If you have any questions about the CATCHER™ device or the progress of Catcher Holdings, Inc., please give me a call at our office number below.

Regards,

/s/ Charles Sander

Charles Sander

President and CEO

Catcher Holdings, Inc. and Catcher Inc.

39526 Charles Town Pike, Hamilton, VA 20158

Telephone: 540-882-3087

Facsimile: 540-882-4991

Web: www.catcherinc.com